Issuer Free Writing Prospectus Dated August 1, 2011
Filed Pursuant to Rule 433
Registration Statement No. 333-159902
LORILLARD TOBACCO COMPANY
Term Sheet
August 1, 2011
3.500% Senior Notes due 2016
7.000% Senior Notes due 2041

Issuer:	Lorillard Tobacco Company
Guarantor:	Lorillard, Inc.
Ratings*:	Baa2 stable outlook / BBB- stable outlook
Security Type:	Senior Notes
Ranking:	Senior Unsecured
Trade Date:	August 1, 2011
Settlement Date:	August 4, 2011
Denominations/Multiple:	$2,000 minimum principal amount and integral multiples of $1,000 in excess thereof
Redemption Provisions:	If a change of control triggering event occurs, the Issuer will be required to make an offer to purchase the notes at a purchase price of 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase
Bookrunners:	Barclays Capital Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC J.P. Morgan Securities LLC RBS Securities Inc.

Title:	3.500% Senior Notes due 2016	7.000% Senior Notes due 2041
Size:	$500,000,000	$250,000,000
Maturity Date:	August 4, 2016	August 4, 2041
Coupon:	3.500%	7.000%
Benchmark Treasury:	1.500% due July 2016	4.750% due February 2041
Benchmark Treasury Yield:	1.310%	4.064%
Spread to Benchmark:	+225 bps	+300 bps
Re-offer Yield:	3.560%	7.064%
Price to Public:	99.727%	99.207%
Interest Payment Dates:	February 4 and August 4	February 4 and August 4
First Payment Date:	February 4, 2012	February 4, 2012
CUSIP:	544152 AD3	544152 AE1
ISIN	US544152AD32	US544152AE15
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer and guarantor have filed a registration statement (including a prospectus) with the SEC for the offering (File Numbers 333-159902 and 333-159902-01) to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847; from Goldman, Sachs & Co. by calling 1-866-471-2526; and from Wells Fargo Securities, LLC by calling 1-800-326-5897.